EXHIBIT 99.1

                      PRESS RELEASE DATED OCTOBER 15, 2003
















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GASCO
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ENERGY

NEWS RELEASE / FOR RELEASE AT XXX AM EDT, WEDNESDAY, OCTOBER 15, 2003

                 GASCO ANNOUNCES $2.5 MILLION PRIVATE PLACEMENT

                          OF 8% CONVERTIBLE DEBENTURES

DENVER - (PR Newswire) - October 15, 2003 - Gasco Energy, Inc. (OTCBB: GASE) today announced the closing of its sale of $2.5 million of 8% Convertible Debentures in a private placement. Proceeds will be used to accelerate the development and exploitation of its core-area Riverbend Project in the Uinta Basin in Utah and for ongoing operations

Specifically, proceeds will in part be applied to Gasco's share of costs to complete two shut-in natural gas wells, the Lytham Federal 22-22 and the Federal 32-31. In addition, Gasco will contribute its share of recompletion costs on two additional wells, the Federal 42-29 and the Federal 23-21. All activity is concentrated on Gasco's Riverbend project in the Uinta Basin. Further information about the completion plans will be forthcoming.


     THE $2.5 MILLION 8% CONVERTIBLE DEBENTURES INCLUDE THE FOLLOWING TERMS:

  o   Interest rate is 8% per annum payable monthly.
  o   Monthly principal payments of $37,500 begin in the fourth quarter of 2006.
  o   Maturity date is October 15, 2008.
  o Payment is secured by the producing and completed wellbores that Gasco develops using this financing.
  o Convertible Debentures are convertible into 4,166,667 of Gasco common shares at any time at the holder's election. The conversion price is $0.60 per common share.
  o The holders have the right to designate a single nominee to Gasco's Board of Directors. Mr. John Schmit, Vice President of Investments for RENN Capital Group, Inc., joins the Board of Gasco, effective immediately.

The sale of the Convertible Debentures was not registered under the Securities Act of 1933. The Convertible Debentures may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

                               ABOUT GASCO ENERGY

Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit WWW.GASCOENERGY.COM.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254

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